UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                                  May 24, 2004
                        ---------------------------------
                        (DATE OF EARLIEST EVENT REPORTED)

                             RF MICRO DEVICES, INC.
                             ----------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHAPTER)


        NORTH CAROLINA                 0-22511             56-1733461
        --------------                 -------             ----------
 (STATE OR OTHER JURISDICTION      (COMMISSION         (I.R.S. EMPLOYER
       OF INCORPORATION)            FILE NUMBER)      IDENTIFICATION NO.)



             7628 THORNDIKE ROAD
         GREENSBORO, NORTH CAROLINA                   27409-9421
         --------------------------                   ----------
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)            (ZIP CODE)


                                 (336) 664-1233
                                 --------------
               (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

The Registrant hereby amends Item 7 to its Current Report on Form 8-K dated May 24, 2004 in order to include the financial statements and pro forma financial information required by Item 7(a)and Item 7(b) and the exhibit required by Item 7(c).

Item 7.  Financial Statements and Exhibits.
         (a) Financial Statements of Business Acquired.

          Silicon Wave, Inc. audited balance sheets as of December 31, 2003 and 2002, and audited statements of operations and cash flows for each of the two years then ended, and unaudited balance sheet as of March 31, 2004, and unaudited statements of operations and cash flows for the three months ended March 31, 2004 and 2003, are included on pages 5 to 11 of this report.

Silicon Wave, Inc.

Consolidated Financial Statements

Years ended December 31, 2003 and 2002



Contents

Report of Independent Registered Public Accounting Firm......................4

Audited Consolidated Financial Statements

Consolidated Balance Sheets................................................5-6
Consolidated Statements of Operations........................................7
Consolidated Statements of Stockholders' Equity........................... 8-9
Consolidated Statements of Cash Flows....................................10-11
Notes to Consolidated Financial Statements..................................12

  Report of Independent Registered Public Accounting Firm

The Board of Directors
Silicon Wave, Inc.

We have audited the accompanying consolidated balance sheets of Silicon Wave, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silicon Wave, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Silicon Wave, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses since inception, has an accumulated deficit and the Company's current cash balances are not sufficient to fund its planned operating activities through 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                               Ernst & Young LLP

March 26, 2004
San Diego, California

Silicon Wave, Inc.

Consolidated Balance Sheets

                                                                    December 31,            March 31,
                                                          ---------------------------    --------------
                                                              2003           2002             2004
                                                          ---------------------------    --------------
                                                                                           (Unaudited)

Assets
Current assets:
  Cash and cash equivalents                              $ 5,511,277     $ 7,663,943      $ 4,005,907
  Accounts receivable, net                                   541,941         449,803          121,296
  Inventories, net                                           978,760       2,281,452          604,532
  Prepaid expenses                                           527,215         991,737          445,648
  Other current assets                                         9,661          16,278            3,653
                                                          ----------      ----------       ----------
Total current assets                                       7,568,854      11,403,213        5,181,036

Property and equipment, net                                1,857,396       3,047,559        1,611,701
Deposits and other assets                                    324,304         699,714          218,231
                                                          ----------      ----------       ----------
Total assets                                             $ 9,750,554     $15,150,486      $ 7,010,968
                                                          ==========      ==========       ==========

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                       $   660,400     $ 1,302,636      $   895,819
  Accrued compensation and benefits                        1,121,807         862,603        1,111,336
  Other accrued liabilities                                  757,630       1,625,740          694,210
  Deferred revenue - related party                         1,034,401              --           45,831
  Capital lease obligations - current portion                     --         128,006               --
                                                          ----------      ----------       ----------
Total current liabilities                                  3,574,238       3,918,985        2,747,196

Commitments (Note 5)

Stockholders' equity:
  Convertible preferred stock, $.001 par value;
64,000,000,000 authorized
    Series A convertible preferred stock, Designated -
      None at December 31, 2003 and 9,080,000 shares at
      December 31, 2002; Issued and outstanding shares -
      None at December 31, 2003 and 9,020,000 at
      December 31, 2002; Liquidation preference -
      $9,000,000 at December 31, 2002                             --            902                --
    Series B convertible preferred stock, Designated -
      None at December 31, 2003 and 7,235,000 shares at
      December 31, 2002; Issued and outstanding shares -
      None at December 31, 2003 and 7,175,000 at
      December 31, 2002; Liquidation preference -
      $14,350,000 at December 31, 2002                            --            718                --
    Series C convertible preferred stock, Designated -
      None at December 31, 2003 and 9,385,000 shares at
      December 31, 2002; Issued and outstanding shares -
      None at December 31, 2003 and 8,832,993 at
      December 31, 2002; Liquidation preference -
      $35,332,845 at December 31, 2002                            --            883                --
    Series D convertible preferred stock, Designated -
      None at December 31, 2003 and 5,722,000 shares at
      December 31, 2002; Issued and outstanding shares -
      None at December 31, 2003 and 5,044,579 at
      December 31, 2002; Liquidation preference -
      $56,701,068 at December 31, 2002                            --            504                --
    Series E convertible preferred stock, Designated -
      64,000,000 shares at December 31, 2003 and
      March 31, 2004; Issued and outstanding shares -
      None at December 31, 2002, 40,884,419 at
      December 31, 2003 and 48,027,277 at March 31, 2004;
      Liquidation preference - $14,309,547 at
      December 31, 2003 and $16,809,547 at March 31, 2004       4,088             --            4,802
  Common stock, $.0001 par value, 121,000,000 shares
      Authorized; Issued and outstanding shares - 35,027,258
      at December 31, 2003, 5,796,385 at December 31, 2002
      and 36,859,381 at March 31, 2004                          3,503             580           3,686
  Treasury stock - 1,316,403 shares at December 31, 2003,
      none at December 31, 2002 and 1,316,403 at
      March 31 ,2004                                              (82)            --              (82)
  Additional paid-in-capital                              125,705,450     111,750,558     128,239,490
  Notes receivable from stockholders                         (174,182)       (406,414)       (174,182)
  Accumulated deficit                                    (119,362,461)   (100,116,230)   (123,809,942)
                                                          -----------     -----------     -----------
Total stockholders' equity                                  6,176,316      11,231,501       4,263,772
                                                          -----------     -----------     -----------
Total liabilities and stockholders' equity               $  9,750,554    $ 15,150,486    $  7,010,968
                                                          ===========     ===========     ===========

See accompanying notes.


Silicon Wave, Inc.

Consolidated Statements of Operations


                                       Years ended                   Three Months
                                       December 31,                 Ended March 31,
                               --------------------------    ----------------------------
                                 2003              2002        2004                2003
                               --------------------------    ----------------------------
                                                                      (Unaudited)

Revenues                      $ 3,191,859   $  2,787,250      $    228,802    $   731,932
Revenues - related party          555,836             --         1,287,175             --
                               ----------     ----------        ----------     ----------
Total revenues                  3,747,695      2,787,250         1,515,977        731,932

Cost of sales                   3,942,278      3,209,666         1,445,939        737,255
                               ----------     ----------        ----------     ----------
Gross (loss) profit              (194,583)      (422,416)           70,038         (5,323)

Operating expenses:
  General and administrative    2,526,298      2,714,109         1,233,009      1,545,142
  Sales and marketing           2,807,637      4,332,265           574,236        704,177
  Research and development     14,018,137     14,813,212         2,650,639      3,058,048
                               ----------     ----------        ----------     ----------
Total operating expenses       19,352 072     21,859,586         4,457,884      5,307,367
                               ----------     ----------        ----------     ----------
Operating loss                (19,546,655)   (22,282,002)       (4,387,846)    (5,312,690)

Gain (loss) on sale of asset        3,300      7,305,400           (71,987)            --
Interest income                   106,975        348,185             6,597         73,311
Other income                      192,864         68,022             5,755         52,609
Interest expense                   (2,715)       (43,711)               --         (2,113)
                               ----------     ----------        ----------     ----------
Net loss                     $(19,246,231)  $(14,604,106)      $(4,447,481)   $(5,188,883)
                              ===========    ===========        ==========     ==========


See accompanying notes.



                                      Silicon Wave, Inc.

Consolidated Statements of Stockholders' Equity

For the years ended December 31, 2003 and 2002


                                             Convertible
                                           Preferred Stock        Common Stock            Treasury Stock
                                        --------------------   --------------------    -------------------
                                          Shares     Amount     Shares       Amount      Shares     Amount
                                        --------------------   --------------------    -------------------
Balance at December 31, 2001            30,072,572  $ 3,007     7,260,478  $   726           --   $  --
  Issuance of common stock upon
   exercise of stock options for cash           --       --       162,907       16           --      --
  Issuance of stock options for
   services                                     --       --            --       --           --      --
  Collection of notes receivable                --       --            --       --           --      --
  Repurchase of common stock                    --       --      (150,000)     (15)          --      --
  Cancellation of common stock                  --       --    (1,477,000)    (147)          --      --
  Compensation expense for
   variable accounting                          --       --            --       --           --      --
  Net loss and comprehensive loss               --       --            --       --           --      --
                                        ------------------------------------------------------------------
Balance at December 31, 2002            30,072,572  $ 3,007     5,796,385      580           --      --
  Issuance of Series E preferred stock
   for cash, net of issuance cost
   of $150,538                          40,884,419    4,088            --       --           --      --
  Issuance of common stock upon
   exercise of stock options for cash           --       --       233,301       24           --      --
  Conversion of preferred shares
   for common                          (30,072,572)  (3,007)   30,072,572    3,007           --      --
  Treasury stock acquired                       --       --            --       --   (1,316,403)    (82)
  Collection of notes receivable                --       --            --       --           --      --
  Repurchase of common stock                    --       --    (1,075,000)    (108)          --      --
  Net loss and comprehensive loss               --       --            --       --           --      --
                                       -------------------------------------------------------------------
Balance at December 31, 2003            40,884,419  $ 4,088    35,027,258  $ 3,503   (1,316,403)  $ (82)
  Issuance of Series E preferred stock
   for cash, net of issuance cost
   of $29,188                            7,142,858      714            --       --           --      --
  Issuance of common stock upon
   exercise of stock options for cash           --       --     1,832,123      183           --      --
  Net loss and comprehensive loss               --       --            --       --           --      --
                                       -------------------------------------------------------------------
Balance at March 31, 2004               48,027,277  $ 4,802    36,859,381  $ 3,686   (1,316,403)  $ (82)
                                       ===================================================================



Silicon Wave, Inc.

Consolidated Statements of Stockholders' Equity (continued)

For the years ended December 31, 2003 and 2002


                                                              Notes
                                          Additional        Receivable                          Total
                                           Paid-In             from         Accumulated     Stockholders'
                                           Capital         Stockholders       Deficit          Equity
                                       ---------------   ----------------  -------------   ---------------
Balance at December 31, 2001            $ 112,760,315     $ (1,501,095)    $ (85,512,124)  $ 25,750,829
  Issuance of common stock upon
   exercise of stock options for cash          53,839               --                --         53,855
  Issuance of stock options for
   services                                    24,315               --                --         24,315
  Collection of notes receivable                   --           22,278                --         22,278
  Repurchase of common stock                 (112,485)              --                --       (112,500)
  Cancellation of common stock             (1,072,301)       1,072,403                --            (45)
  Compensation expense for
   variable accounting                         96,875               --                --         96,875
  Net loss and comprehensive loss                  --               --       (14,604,106)   (14,604,106)
                                        ------------------------------------------------------------------
Balance at December 31, 2002              111,750,558         (406,414)     (100,116,230)    11,231,501
  Issuance of Series E preferred stock
   for cash, net of issuance cost
   of $150,538                             14,154,921               --                --     14,159,009
  Issuance of common stock upon
   exercise of stock options for cash          22,209               --                --         22,233
  Conversion of preferred shares
   for common                                      --               --                --             --
  Treasury stock acquired                          --               --                --            (82)
  Collection of notes receivable                   --            9,990                --          9,990
  Repurchase of common stock                 (222,238)         222,242                --           (104)
  Net loss and comprehensive loss                  --               --       (19,246,231)   (19,246,231)
                                       -------------------------------------------------------------------
Balance at December 31, 2003            $ 125,705,450     $   (174,182)    $(119,362,461)  $  6,176,316
  Issuance of Series E preferred stock
   for cash, net of issuance cost
   of $29,188                               2,470,098               --                --      2,470,812
  Issuance of common stock upon
   exercise of stock options for cash          63,942               --                --         64,125
  Net loss and comprehensive loss                  --               --     $  (4,447,481)  $ (4,447,481)
                                       -------------------------------------------------------------------
Balance at March 31, 2004               $ 128,239,490     $   (174,182)    $(123,809,942)  $  4,263,772
                                       ===================================================================

See accompanying notes.

Silicon Wave, Inc.

Consolidated Statements of Cash Flows


                                            Years ended                   Three Months
                                            December 31,                 Ended March 31,
                                     ---------------------------   --------------------------
                                       2003             2002          2004            2003
                                     ---------------------------   --------------------------
                                                                           (Unaudited)
Operating activities
Net loss                             $(19,246,231)  $(14,604,106)   $(4,447,481) $(5,188,883)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:

    Depreciation                        1,492,151      2,079,011        252,108      447,131
    Amortization                          341,302        376,800         66,900      133,526
    (Gain) loss on sale of assets              --     (7,305,400)        77,730           --
    Issuance of options for services           --         24,315             --           --
    Stock compensation on variable
      employee options                         --         96,875             --           --
 Change in operating assets and
      liabilities:
    Accounts receivable                   (92,138)        98,957        420,645     (219,835)
    Inventories                         1,302,692        (74,710)       374,228     (647,833)
    Prepaid expenses and other assets     505,247       (585,784)      (861,822)     255,558
    Deferred revenue                    1,034,401       (592,500)            --       63,750
    Accounts payable and accrued
      expenses                         (1,251,142)    (1,538,987)       161,528      321,405
                                      ------------   ------------     ---------    ---------
Net cash used in operating activities (15,913,718)   (22,025,529)    (3,956,164)  (4,835,181)

Investing activities
Cash received on sale of assets             3,300      7,900,000             --           --
Purchases of property and equipment      (305,288)      (589,211)       (84,143)    (119,150)
Maturities of investments                      --      3,992,154             --           --
                                      ------------   -----------      ---------    ---------
Net cash (used in) provided by
  investing activities                   (301,988)    11,302,943        (84,143)    (119,150)

Financing activities
Payments on capital lease line           (128,006)      (768,325)            --      (82,412)
Issuance of common stock, net of
  issuance costs                           22,232         53,855         64,125        (225)
Repurchase of common stock for cash
  and note cancellation                      (103)      (112,545)            --           --
Treasury stock acquired                       (82)            --             --           --
Issuance of Series E preferred stock,
  net of issuance cost of $150,538 at
  December 31, 2003 and $29,188 at
  March 31, 2004                       14,159,009             --      2,470,812           --
Collection of notes receivable              9,990         22,278             --           --
                                     ------------    -----------      ---------    ---------
Net cash provided by (used in)
  financing activities                 14,063,040       (804,737)     2,534,937      (82,637)

Net decrease in cash and cash
  equivalents                          (2,152,666)   (11,527,323)    (1,505,370)  (5,036,968)

Cash and cash equivalents at
  beginning of year                     7,663,943     19,191,266      5,511,277    7,663,943
                                     ------------    -----------      ---------    ---------
Cash and cash equivalents at
  end of year                       $   5,511,277   $  7,663,943     $4,005,907   $2,626,975
                                     ============    ===========      =========    =========

Supplemental schedule of noncash
  investing and financing activities

Repurchase of common stock for notes
  receivable                        $          --   $   (112,485)
                                     ============    ===========

Cash paid for interest              $       2,717   $     43,711
                                     ============    ===========
Cash paid for income taxes          $         800   $        800
                                     ============    ===========


See accompanying notes.

Silicon Wave, Inc.

Notes to Consolidated Financial Statements

December 31, 2003

1. Organization and Summary of Significant Accounting Policies

Organization

Silicon Wave, Inc. (the "Company") is a privately held company which was incorporated on July 24, 1997 to design, develop, manufacture and market RF (Radio Frequency) integrated circuits based on the Company's technology to be used in wireless and broadband communication products.

Basis of Presentation

The consolidated financial statements include the accounts of Silicon Wave, Inc. and its wholly owned Japanese subsidiary, Silicon Wave Japan K.K., which was organized in August 2001.

The consolidated financial statements as of December 31, 2003 and for the 12 months then ended have been prepared under accounting principles generally accepted in the United States assuming that the Company will continue as a going concern. The Company recorded a net loss of $19.2 million for the 12 months ended December 31, 2003 and had an accumulated deficit of $119.4 million at December 31, 2003. The consolidated financial statements as of December 31, 2003 and for the 12 months then ended do not include any adjustments to reflect the possible future effects to the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of the uncertainty regarding the Company's ability to continue as a going concern. In addition, the Company has estimated the timing and amounts of cash receipts and disbursements over the next 12 months and believes that unless it is able to raise additional financing, it may not have adequate cash to meet its working capital needs during 2004.

The report of Ernst & Young LLP, Independent Registered Public Accounting Firm, on the Company's financial statements for the year ended December 31, 2003 contains an explanatory paragraph regarding the insufficiency of the Company's current cash balances to fund planned operating activities through fiscal year 2004 and indicates substantial doubt about the Company's ability to continue as a going concern. The Company's inability to secure the necessary financing would have a material adverse effect on the Company's financial condition and results of operations.

To address the Company's current working capital needs, its strategic priorities are to: (i) identify an acquisition or merger partner with interest in acquiring the Company or all or a significant portion of the Company's assets; (ii) identify and implement measures to conserve the Company's existing cash resources and implement stricter spending controls over operating activities; and (iii) raise sufficient capital to satisfy its working capital requirements.

Silicon Wave, Inc.

1.Organization and Summary of Significant Accounting Policies (continued)


Interim Financial Information

The financial statements as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information therein. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results that may be reported for the year ending December 31, 2004.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the period. The actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, money market funds and other highly liquid investments with maturities of three months or less from the date of purchase. Cash equivalents are stated at cost, which approximates fair market value. Cash and cash equivalents include $15,000 that the Company is required to maintain in a Certificate of Deposit account with its bank.

Fair Value of Financial Instruments

Financial instruments, including accounts receivable, accounts payable, accrued liabilities, and capital lease obligations are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments.

Accounts Receivable

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the liability of its customers to make required payments. If the financial condition of the Company's customers deteriorates, resulting in an impairment of their ability to make payments, additional allowances may be required.

Silicon Wave, Inc.

1.Organization and Summary of Significant Accounting Policies (continued)


Inventory

The Company records valuation reserves on its inventory for estimated excess and obsolete inventory and lower of cost or market concerns equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future product demand, market conditions and product selling prices. Cost is determined by the first-in, first-out ("FIFO") method. If future product demand, market conditions or product selling prices are less or more favorable than those projected by management or if continued modifications to products are required to meet specifications or other customer requirements, changes to inventory reserves may be required.

Property and Equipment

Equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (generally three to five years). Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvement.

Impairment of Long-Lived Assets

The Company follows Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The scope of SFAS No. 144 includes long-lived assets, or groups of assets, to be held and used as well as those which are to be disposed of by sale or by other method, but excludes a number of long-lived assets such as goodwill and intangible assets not being amortized under the application of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. No such losses were recorded in 2003.

Revenue Recognition

Product revenues are generally recognized upon shipment, and revenues for development support services are recognized when performed. The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company complies with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, which codifies, revises and rescinds certain sections of SAB No. 101, Revenue Recognition in Financial Statements, in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations.

Silicon Wave, Inc.

1.Organization and Summary of Significant Accounting Policies (continued)

Fiscal Year

For ease of presentation, the Company has indicated its fiscal year end as ending on December 31; whereas, in fact the Company operates and reports on a 52 to 53 week fiscal year ending on the Sunday closest to December 31st. Each of fiscal years 2003 and 2002 included 52 weeks.

Concentration of Credit Risk

A relatively small number of customers account for a significant percentage of the Company's revenues. For the years ended 2003 and 2002, sales to three customers accounted for 59% and 75%, respectively, of revenues.

Income Taxes

In accordance with SFAS No. 109, Accounting for Income Taxes, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates, which will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income (loss), including net income (loss), be reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income (loss). The Company's comprehensive loss is the same as net loss for all periods presented.

Stock-Based Compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related Interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options is not less than the fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

Silicon Wave, Inc.

1.Organization and Summary of Significant Accounting Policies (continued)

Pro forma information regarding net income is required by SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, and has been determined as if the Company had accounted for its employee stock options and stock purchase plan under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the "Black-Scholes" option pricing model (minimal value version) with the following weighted-average assumptions for 2003 and 2002: expected volatility of zero; risk-free interest rate of 5.0%; dividend yield of 0%; and a weighted-average expected life of the options of four years. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of applying SFAS 123 for purposes of providing pro forma disclosure is not likely to be representative of the effects on reported net income (loss) for future years. Had compensation expense for these grants been determined with the fair value method prescribed in SFAS 123, the Company's net income (loss) would have changed to the following pro forma amounts:


                                   December 31,               March 31,
                          -------------------------------   -------------
                               2003             2002            2004
                          --------------   --------------   -------------
Net loss, as reported     $ (19,246,231)   $ (14,604,106)   $ (4,447,481)
Non-cash stock-based
  compensation included
  in net loss                        --               --              --
Pro forma stock-based
  compensation cost            (215,689)        (534,227)        (65,145)
                          --------------   --------------   -------------
Pro forma net loss        $ (19,461,920)   $ (15,138,333)   $ (4,512,626)
                          ==============   ==============   =============

Options or stock awards issued to nonemployees are recorded at an estimation of fair value using the minimum-value method in accordance with SFAS No. 123 and periodically remeasured in accordance with Emerging Issues Task Force ("EITF") No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services, and recognized over the related service period.

Recent Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, an amendment to SFAS No. 123 providing alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation and also providing additional disclosures about the method of accounting for stock-based employee compensation. Amendments are effective for financial statements for fiscal years ending after December 15, 2002. The Company has currently chosen not to adopt the voluntary change to the fair-value-based method of accounting for stock-based employee compensation. If the Company should choose to adopt such a method, its implementation pursuant to SFAS No. 148 could have a material effect on the Company's consolidated financial position and results of operations in future periods.

Silicon Wave, Inc.

1.Organization and Summary of Significant Accounting Policies (continued)

Restructuring Charges

In July 2002, the Company vacated a leased facility. As a result, in 2002 the Company recorded a charge of $73,129 for excess lease costs. Such charges were determined in accordance with SEC SAB 100, Restructuring and Impairment Charge, and EITF No. 94-3, Liability Recognition For Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred In a Restructuring). As of December 31, 2003, the Company had $25,464 accrued for excess lease costs.

2. Inventories

Inventories include material and third party manufacturing costs and consist of the following:
                                   December 31,               March 31,
                        -------------------------------     -------------
                              2003             2002              2004
                        --------------    -------------     -------------

Finished goods           $   718,332       $ 1,177,447       $   582,212
Work-in-progress             886,659           927,638           415,316
Raw materials              5,964,444         5,761,178         5,771,393
                          ----------        ----------        ----------
                           7,569,435         7,866,263         6,768,921
Inventory reserves        (6,590,675)       (5,584,811)       (6,164,389)
                          ----------        ----------        ----------
Total inventories        $   978,760       $ 2,281,452       $   604,532
                          ==========        ==========        ==========

At December 31, 2003, the Company had outstanding commitments to purchase raw materials aggregating $1,100,100. The Company anticipates using this material in the normal course of business.

3. Property and Equipment

Property and equipment consist of the following at December 31:


                                            2003             2002
                                      --------------    --------------

Purchased software                    $  3,480,938      $  3,447,579
Laboratory and computer equipment        7,281,686         7,029,024
Office furniture, fixtures and
  equipment, automobile and leasehold
  improvements                             854,614           838,655
                                       -----------       -----------
                                      $ 11,617,238      $ 11,315,258
Less: accumulated depreciation          (9,759,842)       (8,267,699)
                                       -----------       -----------
                                      $  1,857,396      $  3,047,559
                                       ===========       ===========

Silicon Wave, Inc.

4. Commitments

Leases

The Company leases its corporate headquarters in San Diego, California under an operating lease agreement that expires in July 2006. The Company leases additional facilities under operating lease agreements that expire on dates through January 2004. In 2002, the Company subleased a portion of the facilities under these operating leases. The Company recorded rent expense of $1,443,491 and $1,526,226 for the years ended December 31, 2003 and 2002, respectively.

Rent expense is recognized on a straight-line basis over the term of the lease. Accordingly, rent expense incurred in excess of rent paid is accrued and recorded under other accrued liabilities in the accompanying balance sheets.

Annual future minimum obligations for operating leases as of December 31, 2003, are as follows:

Year ending December 31,                      Operating leases
------------------------                    -------------------
2004                                          $  1,842,855
2005                                             1,684,616
2006                                               888,406
                                               -----------
Total minimum lease payments                  $  4,415,877
                                               ===========

5. Defined Contribution Plan

The Company sponsors a defined contribution plan covering substantially all employees. The plan does not provide for employer contributions, and administrative expenses under the plan in 2003 and 2002 were not material.

6. Sale of Assets

In October 2002, the Company sold the assets of its silicon tuner business, including patents for tuner technology for use in tuners, inventory, contracts, software, data and documentation, and tangible personal property pursuant to an Asset Purchase Agreement executed between Microtune (Texas), L.P. as buyer and the Company as seller. The purchase price was $7,900,000 plus a royalty to be paid on sales of the Company's tuner products by Microtune during 2003. The Company received no royalty payments in 2003.

7. Stockholders' Equity

Convertible Preferred Stock

In May and November 2003, the Company issued an aggregate of 40,884,419 shares of Series E convertible preferred stock for proceeds of $14,159,009 net of issuance cost of $150,538. Immediately prior to the sale in May 2003, all of the outstanding shares of Series A, B, C and D convertible preferred stock were converted to common shares of the Company.

Silicon Wave, Inc.

7. Stockholders' Equity (continued)

Convertible Preferred Stock (continued)

The holders of the Series E convertible preferred stock are entitled to receive cash dividends at a rate of 10 percent of the original issue price per share per annum. The dividends on convertible preferred stock are non-cumulative and payable only when and if declared by the Board of Directors. No dividends have been declared to date.

The holders of the Series E convertible preferred stock may at any time elect to convert any or all shares into common shares of the Company at the then applicable conversion rate, subject to certain antidilutive adjustments. Each share of convertible preferred stock is automatically converted into common stock, at the then applicable conversion rate (1-for-1 as of December 31, 2003), (i) in the event that the holders of a majority of the outstanding Series E convertible preferred stock, voting together as a single class and on an as converted to common stock basis consent to such conversion or (ii) upon the closing of a firmly underwritten public offering of shares of common stock of the Company at a public offering price of not less than $1.05 per share and with total gross proceeds of at least $20 million. Each holder of Series E convertible preferred stock is entitled to one vote for each share of common stock into which such convertible preferred share would convert.

The holders of Series E convertible preferred stock are entitled to receive liquidation preferences in an amount equal to such shares' original issuance price plus all declared and unpaid dividends, prior to, and in preference to, any distribution of assets to the holders of common stock. Any further distributions will be made to the holders of common stock and to the holders of Series E convertible preferred stock on an as converted basis.

Common Stock

Shares of common stock have been issued to founders, directors and employees of the Company. In connection with certain stock purchase agreements, the Company has the option to repurchase, at the original issue price, the unvested shares in the event of termination of employment or service. Shares issued under these agreements generally vest over two to four years. At December 31, 2003, 13,649 shares were subject to repurchase by the Company.

In 2003 and 2002, the Company issued to certain executive officers, directors and key employees one-time put rights that had been authorized by the Board of Directors. These rights were exercisable within a period of thirty days from the effective date of the put right and required the Company to repurchase at the then current fair market value per share any and all shares for which the put right was exercised subject to the following terms (1) if the shares being repurchased had been acquired by a loan from the Company, such repurchase price shall be paid in the form of cancellation of the equivalent amount of principal owed under the related loan and any remaining amount of the purchase price shall be paid in cash, and (2) all accrued interest owed on the cancelled portion of the loan must be paid to the Company prior to or concurrently with such

Silicon Wave, Inc.

7. Stockholders' Equity (continued)

repurchase. In 2003 and 2002, approximately $222,242 and $1,072,403 in loans to executive officers and key employees were cancelled pursuant to a put right, respectively.

1997 Stock Option/Stock Purchase Rights Plan

In 1997, the Board of Directors adopted the 1997 Stock Option/Stock Issuance Plan, as amended, (the "Plan"), under which 17,570,000 shares of common stock are reserved for issuance to certain directors, employees and consultants of the Company upon exercise of options or stock purchase rights (the "Options"). Options may be designated as incentive stock options, nonstatutory stock options or stock purchase rights. Options under the Plan have a term up to 10 years from the date of grant. The exercise price of incentive stock options must equal at least the fair market value on the date of grant, and the exercise price of nonstatutory stock options and stock purchase rights may be no less than 85% of the fair market value on the date of grant. Options generally vest between two and five years. At December 31, 2003 and 2002, 6,316,973 and 3,296,708 options were exercisable, respectively.

On June 27, 2003, the Company completed the offering of a voluntary stock option exchange program to its employees and certain consultants and advisors to the Company. Under the program, participants were able to tender for cancellation stock options with an exercise price greater than $0.05 per share for an equal number of replacement options to be granted at least six months and one day from the cancellation under certain terms and conditions as set forth in the Company's offer. The exercise price of the replacement options would be equal to the fair market value of the Company's common stock as determined by the Board of Directors on the replacement option grant date. The terms and conditions of the replacements options, including the vesting schedules, would be substantially the same as the terms and conditions of the options cancelled. The Company accepted options to purchase 5,257,275 shares of Company stock for exchange pursuant to this program. On December 28, 2003 the Company issued 5,157,836 shares with an exercise price of $0.035 per share to complete the program.

The following table summarizes stock option and stock purchase rights activity for the years ended December 31:
                                                             Weighted-
                                             Number of        average
                                              Shares       exercise price
                                           ------------   ---------------
Outstanding at December 31, 2001            4,284,233        $ 0.92
 Stock options granted                      3,175,019        $ 0.75
 Stock options exercised                     (162,907)       $ 0.33
 Stock options forfeited                   (1,001,437)       $ 0.87
                                           ----------
Outstanding at December 31, 2002            6,294,908        $ 0.86
 Stock options granted                     12,367,462        $ 0.04
 Stock options exercised                     (233,301)       $ 0.10
 Stock options forfeited                   (6,685,354)       $ 0.79
                                           ----------
Outstanding at December 31, 2003           11,743,715        $ 0.06
                                           ==========

Silicon Wave, Inc.

7. Stockholders' Equity (continued)

1997 Stock Option/Stock Purchase Rights Plan (continued)
A summary of the Company's stock options as of December 31, 2003 is as follows:

                                Options Outstanding                  Options Exercisable
                         -------------------------------------    ---------------------------
                            Number       Weighted
                          Outstanding     Average    Weighted         Number         Weighted
                            as of        Remaining   Average       Exercisable as    Average
Range of Exercise         December 31,  Contractual  Exercise      of December 31,   Exercise
    Prices                    2003         Life       Price            2003           Price
                                        (in years)
----------------------------------------------------------------------------------------------
$0.0000-$0.0950           11,236,013       9.7       $0.0350        5,846,146        $0.0350
$0.0951-$0.1950               75,856       4.6       $0.1000           75,856        $0.1000
$0.1951-$0.7450              177,772       5.4       $0.2000          177,772        $0.2000
$0.7451-$1.4950              238,865       6.6       $0.7500          201,990        $0.7500
$1.4951-$2.2500               15,209       6.9       $2.2500           15,209        $2.2500
                         ---------------------------------------------------------------------
                          11,743,715       9.5       $0.0553        6,316,973        $0.0686
                         =====================================================================

Exercise prices for the options outstanding as of December 31, 2003 ranged from $0.04 to $2.25 per share. The weighted average remaining contractual life of those options was 9.5 years.

The weighted-average fair value of options granted in 2003 and 2002 was $0.01 and $0.14, respectively.

Warrants

During 2003, warrants to purchase 60,000 shares of Series A convertible preferred stock at an exercise price of $1.00 per share; 60,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share; 400,000 and 151,569 shares of Series C convertible preferred stock at an exercise price of $4.50 and $4.00 per share, respectively; and 91,995 shares of Series D convertible preferred stock at an exercise price of $11.24 were converted to warrants to purchase common stock. The warrants expire, if not exercised, on the earlier to occur of five to 10 years from the date of issuance or up to three years after the closing of the Company's initial public offering pursuant to a registration statement filed under the Securities Act of 1933.

Silicon Wave, Inc.

7. Stockholders' Equity (continued)

Shares Reserved for Future Issuance

The following common stock is reserved for future issuance at December 31:
                                          2003                 2002
                                      ----------------------------------
Conversion of preferred stock            64,000,000          31,422,000
Stock options issued and outstanding     11,743,715           6,294,908
Authorized for future grants              2,531,599             638,707
Warrants outstanding                        763,564             736,564
                                      ---------------------------------
                                         79,038,878          39,092,179
                                       ================================

8. Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 2003 and 2002 are shown below. A valuation allowance of $49,928,000 has been recognized at December 31, 2003, as realization of such deferred tax assets has not been determined by the Company to be more likely than not.

                                                   December 31,
                                             2003               2002
                                           ----------------------------
Deferred tax assets:
  Net operating loss carryforwards         $ 40,495,000    $ 33,684,000
  Research and development credits            5,916,000       4,905,000
  Other                                       3,517,000       2,331,000
                                            ---------------------------
Total deferred tax assets                    49,928,000      40,920,000
Valuation allowance                         (49,928,000)    (40,920,000)
                                            ---------------------------
Net deferred tax assets                    $         --    $         --
                                            ===========================

At December 31, 2003, the Company has federal and state tax net operating loss carryforwards of approximately $108,062,000 and $46,496,000, respectively. The federal and state tax loss carryforwards will begin to expire in 2012 and 2005, respectively, unless previously utilized.
The Company also has federal and state research and development tax credit carryforwards of approximately $3,759,000 and $3,031,000, respectively, which will begin to expire in 2012 unless previously utilized.

Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company's net operating loss and credit carryforwards may be limited as a result of cumulative changes in ownership of greater than 50% that occurred within a three year period.

Silicon Wave, Inc.

9. Subsequent Event

In March 2004 the Company completed the sale of 7,142,858 shares of Series E convertible preferred stock at $0.35 per share for proceeds of $2,500,000 net of issuance cost of $29,188 under the same terms as the financings completed in 2003.

 (b)    Pro Forma Financial Information.
The following pro forma financial statements are included at pages 25 to 35 of this report.

Unaudited Pro Forma Combined Statement of Operations for the three months ended March 31, 2004.

Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended March 31, 2004 for RF Micro Devices, Inc. and for the fiscal year ended December 31, 2003 for Silicon Wave, Inc.

Unaudited Pro Forma Combined Balance Sheet as of March 31, 2004.

Notes to Unaudited Pro Forma Combined Financial Statements.

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

       On May 24, 2004, RF Micro Devices, Inc. (the "Company") completed the acquisition of Silicon Wave, Inc. ("Silicon Wave"), a privately held San Diego-based supplier of highly integrated Bluetooth(r) solutions for wireless personal area networks. Silicon Wave's Bluetooth product portfolio includes integrated single-chip silicon complementary metal-oxide-semiconductor ("CMOS") radio processors (including the radio modem and digital baseband functions), as well as stand-alone CMOS radio modem solutions.

       The following unaudited pro forma combined financial statements give effect to the Company's acquisition of Silicon Wave as a purchase transaction. The unaudited pro forma combined financial statements are based on the respective historical consolidated financial statements and the accompanying notes of the Company and Silicon Wave. The Company reports its financial results on a 52- or 53-week fiscal year basis ending on the Saturday closest to March 31. Silicon Wave reports its financial results on a 52- or 53-week fiscal year basis ending on the Sunday closest to December 31. For purposes of financial statement presentation, such fiscal years (and, in the case of Silicon Wave, the first fiscal quarter) are described as having ended on March 31 and December 31, as applicable). The unaudited pro forma combined balance sheet assumes that the acquisition took place on March 31, 2004 and combines the Company's March 31, 2004 audited consolidated balance sheet with Silicon Wave's March 31, 2004 unaudited consolidated balance sheet. The unaudited pro forma combined statements of operations assume that the acquisition took place as of the beginning of the periods presented. The Company's unaudited consolidated statement of operations for the three months ended March 31, 2004 has been combined with Silicon Wave's unaudited consolidated statement of operations for the three months ended March 31, 2004. The Company's audited consolidated statement of operations for the fiscal year ended March 31, 2004 has been combined with Silicon Wave's audited consolidated statement of operations for the fiscal year ended December
31, 2003.

       The unaudited pro forma combined financial statements are based on the assumptions set forth in the notes to such statements. The unaudited pro forma adjustments made in connection with the development of the unaudited pro forma information have been made solely for purposes of developing such unaudited pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Securities and Exchange Commission (SEC). The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have been realized had the entities been a single entity during these periods.

       The Company does not expect any additional tax benefits as a result of the transaction as each entity is currently in a net operating loss position and any such benefits would be fully offset by a valuation allowance. As a result, there is no estimated tax effect recorded in the unaudited pro forma adjustments.

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(CONTINUED)

       These unaudited pro forma combined financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended March 31, 2004 and the audited consolidated financial statements and notes thereto of Silicon Wave included at pages 5 to 23 of this report.

RF MICRO DEVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(in thousands)


                                       RF Micro      Silicon Wave
                                        as of           as of                                Pro Forma
                                       March 31,      March 31,      Pro Forma                Combined
                                        2004            2004        Adjustments     Notes        (1)
                                   ---------------   ------------   ------------   -------  ------------
                                       (Audited)       (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents         $   220,915      $   4,006      $  (10,810)       2      $  214,111
  Short-term investments                106,930             --              --                  106,930
  Accounts receivable, net               86,287            121              --                   86,408
  Inventories                            58,552            604              --                   59,156
  Prepaid expenses                        3,854            446              --                    4,300
  Other current assets                    6,244              4              --                    6,248
                                     ----------     ----------      ----------               ----------
    Total current assets                482,782          5,181         (10,810)                 477,153

Property and equipment, net             280,356          1,612            (310)                 281,658
Goodwill                                110,006             --             489        2         110,495
Intangible assets, net                   50,165             --           3,339        2,3        53,504
Long-term investments                    59,739             --              --                   59,739
Investment in equity method
  investee                                3,169             --          (3,169)       5              --
Other non-current assets                  1,799            218              --                    2,017
                                     ----------     ----------      ----------               ----------
     Total assets                    $  988,016     $    7,011      $  (10,461)              $  984,566
                                     ==========     ==========      ==========               ==========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                   $   33,465     $      896      $      315        2      $   34,676
  Accrued liabilities                    22,206          1,851              --                   24,057
  Current obligations under
    capital leases                          213             --              --                      213
                                     ----------     ----------      ----------               ----------
      Total current liabilities          55,884          2,747             315                   58,946

Long-term debt, net                     324,626             --              --                  324,626
Obligations under capital leases,
   less current portion                      60             --              --                       60
Other long-term liabilities               4,308             --              --                    4,308
                                     ----------     ----------      ----------               ----------
       Total liabilities                384,878          2,747             315                  387,940
Shareholders' equity:
  Preferred stock, no par value;
    5,000 shares authorized; no
    shares issued and outstanding            --              5              (5)                      --
  Common stock, no par value;
    500,000 shares authorized;
    (RFMD 186,257 shares issued and
     outstanding as of March 31, 2004)  448,942              4              (4)                 448,942
Additional paid-in capital               76,957        128,239        (128,239)                  76,957
  Shareholder notes receivable               --           (174)            174                       --
  Deferred compensation                 (14,442)            --              --                  (14,442)
  Accumulated other comprehensive
    income, net of tax                      499             --              --                      499
  Retained earnings                      91,182       (123,810)        117,298        2,4        84,670
                                     ----------     ----------      ----------               ----------
       Total shareholders' equity       603,138          4,264         (10,776)                 596,626
                                     ----------     ----------      ----------               ----------
       Total liabilities and
         shareholders' equity        $  988,016     $    7,011      $  (10,461)              $  984,566
                                     ==========     ==========      ==========               ==========


RF MICRO DEVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(in thousands)



                                       RF Micro      Silicon Wave
                                     Three Months    Three Months
                                        Ended           Ended                               Pro Forma
                                       March 31,      March 31,      Pro Forma               Combined
                                         2004            2004        Adjustments     Notes       (1)
                                   ---------------   ------------   ------------   -------   ---------
                                    (Unaudited)       (Unaudited)

Revenue                              $ 163,421        $    1,516     $ (1,287)        6      $ 163,650

Operating costs and expenses:
  Cost of goods sold                   102,516             1,446         (709)        3,6      103,253
  Research and development              34,355             2,651           44                   37,050
  Marketing and selling                 11,601               574           --                   12,175
  General and administrative             5,642             1,233          160         2          7,035
  Impairment of long-lived assets        7,678                --           --                    7,678
  Other operating expenses                 527                --           --                      527
                                     ---------         ---------     --------                ---------
Total operating costs and expenses     162,319             5,904         (505)                 167,718
                                     ---------         ---------     --------                ---------
Income (loss) from operations            1,102            (4,388)        (782)                  (4,068)
Interest expense                        (2,080)               --           --                   (2,080)
Interest income                            874                 7           --                      881
Loss in equity method investee          (1,094)               --        1,094         5             --
Other income (expense), net                431               (66)          --                      365
                                     ---------         ---------     --------                ---------
Income (loss) before income taxes         (767)           (4,447)         312                   (4,902)
                                     ---------         ---------     --------                ---------
Income tax (expense) benefit               (92)               --           --                      (92)
                                     ---------         ---------     --------                ---------
Net income (loss)                    $    (859)        $  (4,447)    $    312                $  (4,994)
                                     =========         =========     ========                =========
Net income (loss) per share:
Basic                                $   (0.00)                                              $   (0.03)
Diluted                              $   (0.00)                                              $   (0.03)

Shares used in per share
  calculation:
Basic                                  185,819                                                 185,819
Diluted                                185,819                                                 185,819


                               RF MICRO DEVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(in thousands)


                                       RF Micro     Silicon Wave
                                     Fiscal Year     Fiscal Year
                                        Ended           Ended                                Pro Forma
                                       March 31,     December 31,     Pro Forma               Combined
                                         2004            2003        Adjustments    Notes       (1)
                                   ---------------   ------------   ------------   -------  -----------
                                  (Audited)     (Audited)

Revenue                              $  651,379        $  3,748      $   (556)        6      $  654,571

Operating costs and expenses:
  Cost of goods sold                    405,008           3,942          (300)        3,6       408,650
  Research and development              128,152          14,018           175                   142,345
  Marketing and selling                  45,226           2,808            --                    48,034
  General and administrative             21,135           2,526           638         2          24,299
  Impairment of long-lived assets         7,678              --            --                     7,678
  Other operating expenses                2,107              --            --                     2,107
                                      ---------        --------      --------                 ---------
Total operating costs and expenses      609,306          23,294           513                   633,113

Income (loss) from operations            42,073         (19,546)       (1,069)                   21,458
Interest expense                        (12,865)             (3)           --                   (12,868)
Interest income                           3,463             107            --                     3,570
Loss in equity method investee           (2,831)             --         2,831         5              --
--
Other income (expense), net                 353             196            --                       549
                                      ---------        --------      --------                 ---------
Income (loss) before income taxes        30,193         (19,246)        1,762                    12,709
Income tax (expense) benefit               (485)             --            --                      (485)
                                      ---------        --------      --------                 ---------
Net income (loss)                     $  29,708        $(19,246)     $  1,762                 $  12,224
                                      =========        ========      ========                 =========
Net income (loss) per share:
Basic                                 $   0.16                                                $    0.07
Diluted                               $   0.15                                                $    0.06

Shares used in per share
  calculation:
Basic                                  184,974                                                  184,974
Diluted                                213,272                                                  190,728


RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)

1.	PERIODS COMBINED

       The Company's audited consolidated balance sheet as of March 31, 2004 has been combined with Silicon Wave's unaudited consolidated balance sheet as of March 31, 2004. The Company's financial results are reported on a fiscal year basis ending March 31. Silicon Wave's financial results are reported on a fiscal year basis ending December 31. The Company uses a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year; however, in this report the Company's fiscal year is described as ending on March 31. Silicon Wave operates and reports on a 52 to 53 week fiscal year ending on the Sunday closest to December 31; however, in this report Silicon Wave's fiscal year is described as ending on December 31.

       The acquisition was accounted for in accordance with APB Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock" (APB
18) as a step acquisition and in accordance with the Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141) using the purchase method of accounting. There are no significant differences between the accounting policies of the Company and Silicon Wave. The total cost of the acquisition has been preliminarily allocated to the assets acquired and liabilities assumed based upon their respective fair values as determined by the Company with the assistance of preliminary appraisals by an independent valuation firm. The actual allocation of the purchase price, and the resulting effect on income
(loss), may differ from the unaudited pro forma amounts included herein once the independent valuation firm has completed its final valuation and the Company completes its final analysis.

       The Company's unaudited consolidated statement of operations for the three months ended March 31, 2004 has been combined with Silicon Wave's unaudited consolidated statement of operations for the three months ended March 31, 2004. The Company's audited consolidated statement of operations for the fiscal year ended March 31, 2004 has been combined with Silicon Wave's audited consolidated statement of operations for the fiscal year ended December 31, 2003.

       The periods combined for purposes of presenting the unaudited pro forma combined statements of operations are not necessarily indicative of the periods expected to be combined for purposes of the Company's
Quarterly Report on Form 10-Q for the period ended June 30, 2004, which is expected to be filed with the SEC in August 2004.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)

2.	PURCHASE PRICE

Pursuant to the Agreement and Plan of Merger, dated as of April 21, 2004, between the Company, Deere Merger Corp. and Silicon Wave (the "Agreement"), the Company paid approximately $16.8 million in cash for all outstanding shares of Silicon Wave capital stock with available cash on hand. Immediately prior to the closing of the acquisition, the Company sold all of the shares of Silicon Wave that the Company had purchased during fiscal 2004 to an existing Silicon Wave investor group for $6.0 million, the Company's original cost for these shares. As a result, the Company paid net cash consideration of $10.8 million for all Silicon Wave shares not previously owned by the Company. In addition to the above-mentioned payment, the Company agreed to pay earn-out consideration to the former Silicon Wave stockholders upon achievement of certain revenue goals for the period April 4, 2004 to April 1, 2006. If the Company's revenue derived from Silicon Wave products for the period April 4, 2004 to April 2, 2005 exceeds $6.0 million, it will pay an aggregate cash amount equal to one-half of the revenue derived from Silicon Wave products during this period. If the Company's revenue derived from Silicon Wave products for the period April 3, 2005 to April 1, 2006 exceeds $25.0 million, it will pay an additional aggregate cash amount equal to the revenue derived from Silicon Wave products during this period up to a maximum of $75.0 million. The acquisition will be accounted for as a purchase in accordance with SFAS 141 and APB 18.
       Prior to the Company's acquisition of Silicon Wave, the Company invested an aggregate of $6.0 million in Silicon Wave in two installments during fiscal 2004 as part of a broader strategic relationship between the companies. In connection with this strategic relationship, Silicon Wave granted manufacturing licenses to the Company for its single-chip UltimateBlueTM 3000 radio processor and stand-alone complementary metal-oxide-semiconductor ("CMOS") Bluetooth radio modem solutions.
       In addition, pursuant to the terms of the Company's previous investments in Silicon Wave prior to the acquisition of Silicon Wave, the Company was entitled to designate one person to serve on Silicon Wave's board of directors upon achieving a greater than 20% ownership interest in Silicon Wave. During the third quarter of 2004, the Company's second equity investment in Silicon Wave increased the Company's ownership interest in Silicon Wave to greater than 20%. In that regard, from November 2003 until May 2004, William J. Pratt, a director and officer of the Company, served as the Company's designee on the Silicon Wave board of directors. Mr. Pratt did not receive any separate compensation from either Silicon Wave or the Company for such service, and the purchase price paid for Silicon Wave was based on arms-length negotiations between the Company and Silicon Wave.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)

2.  PURCHASE PRICE (continued)

       As a result of the Silicon Wave acquisition, the Company acquired all of the assets and liabilities of Silicon Wave, including in-process research and development, and approximately 70 employees have joined the Company. Silicon Wave's Bluetooth product portfolio includes integrated single-chip silicon CMOS radio processors (including the radio modem and digital baseband functions), as well as stand-alone CMOS radio modem solutions.
       As a result of the acquisition, the Company has incurred direct acquisition costs related to the business combination of $0.3 million. The direct acquisition costs of $0.3 million were accounted for as part of the Company's purchase price allocation. These costs consist of legal, accounting, and appraisal fees. The direct costs of the business combination will be included in the Company's purchase price allocation in accordance with SFAS 141. The unaudited pro forma combined balance sheet gives effect to such direct costs as if they had been incurred as of March 31, 2004.

       The total purchase price components are as follows (in thousands):

         Cash paid at closing                   $ 16,810
         Transaction costs                           315
                                                 -------
         Total purchase price                   $ 17,125
                                                 =======

        	The total purchase price of $17.1 million was preliminarily allocated to the assets acquired and liabilities assumed based on their fair values as determined by the Company with the assistance of an independent appraisal as of May 24, 2004, as follows (in thousands):

     Current assets, including cash of $1.0
        million                                    1,884
     Property, plant and equipment                 1,500
     Other assets                                    173
     Identifiable intangible assets:
        Core technology                            3,339
        In-process research & development          6,201
                                                 -------
     Total assets acquired                                 $ 13,097
     Current liabilities assumed                           $ (5,363)
     Adjustment of equity method investment                $  4,591
     Resulting goodwill                                    $  4,800
                                                            -------
     Total purchase price                                  $ 17,125
                                                            =======

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)

2.  PURCHASE PRICE (continued)

       Had the acquisition occurred on March 31, 2004, the resulting goodwill would have been $0.5 million using the above purchase price and identifiable intangible assets as shown in the unaudited pro forma combined balance sheet. The change from the pro forma balances as of March 31, 2004 as compared to the preliminary allocation of the purchase price as of May 24, 2004 primarily relates to a change in Silicon Wave's cash on hand of $3.3 million used in operations during that period.

      The Company acquired various fixed assets from Silicon Wave totaling $1.5 million and immediately wrote-off $0.3 million to expense due to differences in Silicon Wave's capitalization policy. Annual depreciation on the acquired assets is approximately $0.6 million.

3.	INTANGIBLE AMORTIZATION

       The Company recorded $9.5 million of acquired identifiable intangible assets, of which $3.3 million represents the value of acquired core technology and $6.2 million represents the value of in-process research and development cost that has no alternative future use (Note 4). The core developed technology assets acquired are being amortized over their estimated useful lives of two and 10 years and included in research and development. The unaudited pro forma adjustment for amortization of core developed technology is approximately $0.2 million to $0.3 million on an annual basis.

       The unaudited pro forma combined balance sheet gives effect to such charges as if they had been incurred as of March 31, 2004, and the unaudited pro forma combined statements of operations presented give effect to such charges as of the beginning of the interim period ended March 31, 2004 and the annual period ended December 31, 2003.


4.	IN-PROCESS RESEARCH AND DEVELOPMENT

       As a result of the acquisition, the Company recorded a one-time charge of $6.2 million for purchased in-process research and development related to development projects that have not reached technological feasibility, have no alternative future use, and for which successful development is uncertain.

     The unaudited pro forma combined balance sheet gives effect to such charges as if they had been incurred as of March 31, 2004, but the effects of these costs have not been reflected in the unaudited pro forma combined statements of operations as they are nonrecurring in nature.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)


5.	INVESTMENT IN EQUITY METHOD INVESTEE

     Prior to the Company's acquisition of Silicon Wave, the Company invested an aggregate of $6.0 million in Silicon Wave in two installments during fiscal 2004 as part of a broader strategic relationship between the companies. During the first quarter of fiscal year 2004, the Company made a $4.0 million investment which represented less than a 20% ownership interest, and, because the Company did not have the ability to exercise significant influence over the management of Silicon Wave, the investment was carried at its original cost and accounted for using the cost method of accounting for investments in accordance with APB 18.

       During the third quarter of fiscal 2004, the Company made an additional $2.0 million equity investment in Silicon Wave. The additional investment increased the Company's ownership interest to greater than 20%. In accordance with APB 18, the Company re-evaluated its ownership interest and whether it had the ability to exercise significant influence over the operation of Silicon Wave and determined that the additional investment triggered a change in accounting for the investment from the cost method to the equity method, which the Company adopted in the third quarter of fiscal 2004. As required by APB 18, the investment and results of operations for the prior periods presented were adjusted retroactively and have been restated to reflect the application of the equity method. Application of the equity method resulted in an equity method loss in Silicon Wave of $2.8 million for the fiscal year ended March 31, 2004 and $1.1 million for the three months ended March 31, 2004.

6.     INTERCOMPANY REVENUE

During the twelve months ended December 31, 2003, the Company purchased approximately $0.6 million of various products from Silicon Wave. For the three months ended March 31, 2004, the Company purchased approximately $1.3 million of various products from Silicon Wave. These amounts have been eliminated in the revenue section and the corresponding costs have been eliminated in the cost of goods sold section of the pro forma income statements. There was no intercompany receivable or payable balance at March 31, 2004.

(c)     Exhibit.

23.1	Consent of Ernst & Young LLP, Independent Registered Public
Accounting Firm.

 SIGNATURE


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           RF Micro Devices, Inc.


                                           By:/s/William A. Priddy, Jr.
                                              ---------------------------------
                                                 William A. Priddy, Jr.
                                                 Chief Financial Officer,
                                                 Corporate Vice President of
                                                 Administration and Secretary


Date:	August 5, 2004






6